 Consent Letter

Stan J.H. Lee, CPA
2160 North Central Rd. Suite 203 ◆Fort Lee ◆ NJ 07024
794 Broadway ◆ Chula Vista ◆ CA 91910
619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

To Whom It May Concerns;

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of April 30, 2008 on the audited financial statements of Resource Services, Inc. as of April 30, 2008 and September 30, 2007 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,



Stan J.H. Lee, CPA

Chula Vista, CA

April 30, 2008